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                                 PRESS RELEASE


FOR IMMEDIATE RELEASE:                               CONTACT:

CompX International Inc.                             David A. Bowers
5430 LBJ Freeway, Suite 1700                         President & CEO
Dallas, Texas 75240                                  Tel. 864-286-1122

                     COMPX REPORTS HIGHER SALES AND PROFITS
                             FOR SECOND QUARTER 2004

Dallas, TEXAS ... July 27, 2004 ... CompX International Inc. (NYSE: CIX) announced today sales of $56.7 million for the second quarter of 2004 and net income of $3.3 million, or $0.22 per diluted share. This represents an increase in sales of 14% from $49.7 million in the year ago quarter. The Company reported net income of $300,000 for the comparable 2003 quarter, or $0.02 per diluted share. Net sales for the six-month period ended June 30, 2004 were $109.9 million compared to $100.7 million for same period of the previous year. Net income for the six-month period in 2004 was $4.8 million, or $0.32 per diluted share, compared to $900,000, or $0.06 per diluted share in 2003.

"We benefited this quarter from higher demand across most product segments," commented David A. Bowers, President & CEO. "This combined with the benefit of an improved cost structure, resulting from various operating initiatives over the last two years, contributed to the improvement in operating income margins."

Security Products Segment
CompX Security Products experienced a 5% increase in net sales in the second quarter of 2004 to $19.7 million compared to the same quarter last year of $18.8 million. Net sales for this segment increased 3% on a year-to-date basis to $38.4 million from $37.3 million in 2003 primarily, as a result of increased sales volumes. Second quarter operating income increased from $2.5 million in 2003 to $2.8 million in 2004. For the year-to-date period, operating income improved to $5.1 million in 2004 compared to $4.7 million in 2003. The quarter and year-to-date operating income improvements were primarily due to the increase in sales volumes which benefited from manufacturing efficiencies as a result of earlier cost reductions.

Waterloo Segment
Net sales for the Waterloo segment increased 16% to $26.5 million in the second quarter of 2004 from $22.9 million in the second quarter in 2003 and increased 10% for the six-month period from $46.7 million in 2003 to $51.2 million in 2004. The increase is primarily related to higher precision slide product volumes at certain customers, increases in certain precision slide product surcharges and prices, primarily to recover the dramatic rise in steel raw material prices experienced during the year, and the strengthening of the Canadian dollar in 2004 in relation to the US dollar. Operating income for this segment was $2.4 million in the second quarter of 2004 as compared to a loss of $600,000 in the prior year quarter and improved from a loss of $100,000 in the first six months of 2003 compared to income of $2.7 million in the first six months of 2004. Operating income improvements are primarily attributable to improved margins resulting from a lower fixed cost structure in 2004, non-recurring expenses of approximately $800,000 in the first six months of 2003 ($400,000 in the second quarter) associated with the consolidation of the Company's two Canadian facilities and, to a lesser extent, product pricing. Relative changes in currency exchange rates negatively impacted year-to-date operating income comparisons by approximately $800,000 but did not have a significant impact on the second quarter results.

Thomas Regout Segment
Net sales for the Thomas Regout segment increased 33% to $10.6 million in the second quarter of 2004 from $7.9 million in the second quarter of 2003. For the six-month period, net sales increased 21% to $20.2 million as compared to $16.8 million for 2003. The improvement in net sales is due to an increase in orders from European customers and the strengthening of the euro in 2004 in relation to the US dollar. The second quarter of 2004 operating income for this segment was $400,000 compared to an operating loss of $1.0 million in 2003. The 2004 year-to-date operating income for this segment was $500,000, compared to a loss of $1.9 million for 2003. The improvement in operating income is primarily the result of the restructuring actions taken in 2003 combined with an increase in sales. The impact of relative changes in currency exchange rates on operating income comparisons was not significant for this segment.

Mr. Bowers concluded, "We are encouraged by the improved demand and favorable results of our cost control initiatives. The commitment and hard work of our employees over the past two years are a significant factor in the success of these initiatives. While demand continues to be good across all product segments, certain customers are seeking lower cost Asian sources as alternatives to our products. Although we believe the impact of this will be mitigated through our ongoing initiatives to expand both new products and new market opportunities, the recent increase in order rates may be moderated to a certain extent in the near term. We continue to believe the value proposition of our collaborative innovative design, high quality products and responsive service, upon which our partners have come to depend, will continue to be valued by our customer base."

Liquidity and Cash Flow
Cash provided by operating activities improved to $13.7 million for the 2004 six-month period compared to $8.4 million in the prior year. The improvement in cash provided by operating activities was due to the improved operating results and the efficient management of working capital. During the first six months of 2004, the Company utilized a portion of its cash balance to reduce debt by approximately $24.0 million.

CompX is a leading manufacturer of precision ball bearing slides, security products and ergonomic computer support systems.

Statements in this release relating to matters that are not historical facts are forward-looking statements based upon management's belief and assumptions using currently available information. Although CompX believes the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements, by their nature, involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, CompX continues to face many risks and uncertainties. Among the factors that could cause actual future results to differ materially include, but are not limited to, general economic and political conditions, demand for office furniture, service industry employment levels, competitive products and prices, fluctuations in currency exchange rates, the introduction of trade barriers, potential difficulties in integrating completed acquisitions and other risks and uncertainties detailed in CompX's Securities and Exchange Commission filings. Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. CompX disclaims any intention or obligation to publicly update or revise such statements whether as a result of new information, future events or otherwise.

                                    * * * * *

COMPX INTERNATIONAL INC.
SUMMARY OF CONSOLIDATED OPERATIONS
(In millions, except per share amounts)
(Unaudited)


                                                Three months ended                Six months ended

                                                     June 30,                         June 30,

                                                2003             2004            2003           2004
                                              ------------------------        ------------------------



Net sales                                     $  49.7          $  56.7        $  100.7       $  109.9

Cost of goods sold                               41.8             43.5            84.0           86.6
                                              ------------------------        -----------------------

Gross profit                                      7.9             13.2            16.7           23.3

Selling, general and administrative               7.1              7.6            14.0           15.0
                                              ------------------------        -----------------------

Operating income                                  0.8              5.6             2.7            8.3

Interest expense                                 (0.3)            (0.1)           (0.6)          (0.4)

Other income (expense)                            -                0.3            (0.5)           0.5
                                              ------------------------        -----------------------

Income before income taxes                        0.5              5.8             1.6            8.4

Income tax expense                                0.2              2.5             0.7            3.6
                                              ------------------------        -----------------------

Net income                                    $   0.3          $   3.3        $    0.9       $    4.8
                                              ========================        =======================


Net income per diluted
  common share                                $  0.02          $  0.22        $   0.06       $   0.32
                                              ========================        =======================

Weighted average diluted common
  shares outstanding                             15.1             15.2            15.1           15.1
                                              ========================        =======================

COMPX INTERNATIONAL INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)


                                                            December 31,          June 30,
                                                                2003                2004
                                                         -----------------     --------------
                        Assets                                                  (Unaudited)

Current assets:

   Cash and equivalents                                     $      21.7          $      11.6

   Accounts receivable, net                                        25.7                 28.7

   Inventories                                                     26.3                 24.8

   Prepaid expenses and other                                       6.5                  3.1
                                                            -----------          -----------

       Total current assets                                        80.2                 68.2

Intangibles                                                        45.3                 44.8

Net property and equipment                                         83.2                 74.9

Other assets                                                        0.8                  0.9
                                                            -----------          -----------

         Total assets                                       $     209.5          $     188.8
                                                            ===========          ===========



         Liabilities and Stockholders' Equity

Current liabilities:

   Accounts payable and accrued liabilities                 $      24.0          $      23.2

   Accrued income taxes and other                                   0.5                  1.6
                                                            -----------          -----------

       Total current liabilities                                   24.5                 24.8

Long-term debt                                                     26.0                  2.1

Other non-current liabilities                                       4.6                  4.2

Stockholders' equity                                              154.4                157.7
                                                            -----------          -----------

         Total liabilities and stockholders' equity         $     209.5          $     188.8
                                                            ===========          ===========